Exhibit 10.61

Evergreen Capital Management LLC

156 W Saddle River Road

Saddle River, New Jersey 07458

October 28, 2026

Parabolic Technologies, Inc.

435 Ericksen Ave, Suite 250

Bainbridge Island, Washington 98110

Re: Second Letter Agreement re: Securities Purchase Agreement and Convertible Promissory Note

Ladies and Gentlemen:

Reference is made to (i) the Securities Purchase Agreement, dated September 4, 2026 (the “SPA”), as amended by the letter agreement dated September 18, 2026 (the “First Letter Agreement”), by and between Parabolic Technologies, Inc. (f/k/a Banzai International, Inc.) (the “Company”) and Evergreen Capital Management LLC (“Evergreen”), (ii) the Convertible Promissory Note issued by the Company to Evergreen thereunder, as amended and restated on September 29, 2026 (the “Note”), and (iii) the Common Warrant issued by the Company to Evergreen thereunder (the “Warrant”). Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) have the meanings given in the SPA. In consideration of the mutual covenants below, the Company and Evergreen agree as follows:

1.	Tranche 3 Funding.

SPA Section 2.2.3 is amended and restated as follows:

“2.2.3 Tranche 3: an amount equal to $500,000 (the “Tranche 3 Amount”), payable as follows:

(i) $300,000, payable on such date as the Company and Evergreen may agree on (the “Tranche 3 Initial Payment”); and

(ii) the remaining $200,000, payable (the “Tranche 3 Remaining Payment”) within three (3) Business Days after the public filing of the registration statement on Form S-1 (or any amendment thereto) relating to the Offering (as defined in Section 2.2.2) with the Commission (such filing, the “Public Filing”) (such funding, the “Tranche 3 Closing”).”

SPA Section 2.3 is amended and restated as follows:

“2.3 Increase Upon Funding of Tranche 2 and Tranche 3. Upon the funding of Tranche 2 in accordance with Section 2.2, the outstanding principal amount of each Purchaser’s Note shall automatically, and without any further action on the part of the Company or such Purchaser, be increased by an amount equal to such Purchaser’s pro rata share of $714,285.71, and the Company shall issue to such Purchaser an additional Warrant to purchase up to such Purchaser’s pro rata share of 259,740 shares of Common Stock. Upon the funding of the Tranche 3 Initial Payment, the outstanding principal of each Purchaser’s Note shall automatically increase by such Purchaser’s pro rata share of $428,571.43, and the Company shall issue an additional Warrant to purchase up to such Purchaser’s pro rata share of 15,585 shares of Common Stock; and upon the funding of the Tranche 3 Remaining Payment, the increase in outstanding principal shall be $285,714.29 and the Company shall issue a Warrant to purchase shall be for 10,390 shares. The share amounts set forth in this paragraph reflect the 1-for-10 reverse stock split effected on October 27, 2026. Promptly following each such funding, the Company shall execute and deliver an amended and restated Note and a Warrant certificate; provided that failure to deliver shall not affect the automatic increases.

2.	Compliance Representation

The Company reaffirms, as of the date of this Letter Agreement and as of the date of each Tranche 3 Closing, the representations and warranties set forth in Section 3.2.6 (Compliance) and Section 3.2.22 (Indebtedness) of the SPA, except as set forth herein. The Company further represents and warrants that, as of such dates and except as set forth herein, neither the Company nor any Subsidiary has missed or deferred any payment due in respect of any Indebtedness or received any notice from any lender asserting a default or event of default in respect of any Indebtedness, except, in each case, for any such missed or deferred payment that would not, individually or in the aggregate, reasonably be expected to materially impair the Company’s ability to pay principal, interest or other amounts payable under the Note as and when due. The representations and warranties herein shall be deemed the representations and warranties of the Company “contained herein” for purposes of Section 2.6.3 of the SPA.

3.	Ratification.

Except as amended by this Letter Agreement and the First Letter Agreement, the SPA, the Note, and the Warrant remain in full force and effect. This Letter Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles. This Letter Agreement may be executed in counterparts, including by electronic signature.

4.	Reservation of Rights.

Nothing in this Letter Agreement, and no funding of any portion of the Tranche 3 Amount, constitutes or shall be construed as a waiver, release, modification, or election of remedies with respect to any right, remedy, claim, Event of Default, default interest, principal increase, or liquidated damages of Evergreen under the Note, the SPA, or any other Transaction Document, whether arising before or after the date hereof and whether or not known to Evergreen, all of which are expressly reserved. No course of dealing shall operate as a waiver thereof.

Please confirm your agreement by countersigning below.

[Signature page follows.]

2

[Letter Agreement Signature Page]

EVERGREEN CAPITAL MANAGEMENT LLC

By:
Name:	Jeffrey Pazdro
Title:	Manager

Agreed and accepted:

PARABOLIC TECHNOLOGIES, INC.

By:
Name:	Joseph Davy
Title:	Chief Executive Officer

3